EXHIBIT 4.3

                        ORDINARY SHARE PURCHASE AGREEMENT


THIS ORDINARY SHARE PURCHASE AGREEMENT (THIS "AGREEMENT") IS DATED AS OF THE 22 DAY OF JUNE 2005 (THE "AGREEMENT DATE"), BY AND BETWEEN LANOPTICS LTD., AN ISRAELI COMPANY (THE "COMPANY"), AND THE INVESTORS LISTED ON EXHIBIT A ATTACHED HERETO (EACH AN "INVESTOR" AND TOGETHER THE "INVESTORS").

     The parties hereto agree as follows:

                              ARTICLE I DEFINITIONS

     SECTION 1.1 DEFINITIONS.

     (a) "CLOSING" shall have the meaning assigned to such term in Section 2.4 hereof.

     (b) "COMMISSION" shall mean the U.S. Securities and Exchange Commission.

     (c) "EFFECTIVE DATE" shall mean the date the Registration Statement of the Company covering the Shares being subscribed for hereby is declared effective by the Commission.

     (d) "EXCHANGE ACT" shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

     (e) "EZCHIP" shall mean E.Z. Chip Technologies Ltd., an Israeli company.

     (f) "REGISTRABLE SECURITIES" shall have the meaning assigned to such term in Section 3.1(a).

     (g) "REGISTRATION STATEMENT" shall have the meaning assigned to such term in Section 3.1(a).

     (h) "SECURITIES ACT" shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

     (i) "SHARES" shall mean the Ordinary Shares of the Company that may be purchased hereunder.

     (j) "TRADING DAY" shall mean (a) any day on which the Ordinary Shares are traded on the Nasdaq Small Cap Market, or (b) if the Ordinary Shares are not then listed or quoted for trading on the Nasdaq Small Cap Market, then a day on which trading occurs on the New York Stock Exchange (or any successor thereto).

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       ARTICLE II PURCHASE AND SALE OF SHARES; REPRESENTATIONS OF COMPANY

     SECTION 2.1 PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase at the Closing, and the Company agrees to issue and sell to each Investor, that number of ordinary shares of the Company, NIS 0.02 par value per share (the "ORDINARY SHARES"), indicated next to such Investor's name on EXHIBIT A attached hereto, for the consideration calculated as set forth in EXHIBIT B attached hereto.

     SECTION 2.2 CONSIDERATION. In consideration for the Shares, each Investor agrees, severally and not jointly, to transfer to the Company that number of Ordinary or Preferred shares of EZchip, NIS 0.01 nominal value per share (the "EZCHIP SHARES"), indicated next to such Investor's name on Exhibit A attached hereto.

     SECTION 2.3 SHARE CERTIFICATES. Against transfer of the consideration by the Investors to the Company, the Company shall issue a Share Certificate to each Investor indicating the number of Shares purchased by such Investor.

     SECTION 2.4 CLOSING. The purchase and sale of the Shares (the "CLOSING") shall take place at the offices of Naschitz, Brandes & Co, 5 Tuval Street, Tel Aviv 67897 Israel ("NASCHITZ") within three (3) business days of attainment of all of the following (the "CLOSING DATE"):

     (a) the receipt of approval of the board of directors of EZchip for the transfer of the EZchip Shares to the Company;

     (b) delivery to the Investors of opinion of legal counsel to the Company in the form attached hereto as EXHIBIT C;

     (c) the expiration of the waiting period pursuant to NASDAQ Rule 4320(e)(15); and

     (d) the receipt of any other governmental or third party approvals that may be required in connection with this Agreement and the transactions contemplated hereunder.

     (e) the receipt by the Company of tax ruling or any other approval or waiver from the applicable tax authorities which approves that the Company is entitled not to deduct or withhold any withholding tax or other applicable tax with respect to the transactions contemplated by this Agreement"

     Each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing. If the Closing has not occurred by the date sixty (60) days from the Agreement Date, the Company's obligation to sell and the Investors' obligation to purchase the Shares will terminate.

     SECTION 2.5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants as follows:

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     (a) The Company is a company duly incorporated and validly existing under the laws of Israel. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Without limiting the generality of the foregoing, the Company knows of no reason why it will not be able to register the Registrable Securities as provided in Article III below.

     (b) The Company is authorized to issue the Shares pursuant to this Agreement, and the same shall be issued free and clear of any and all liens, encumbrances, security interests and claims of any kind and nature, and no third party holds any right or interest (beneficial, voting or otherwise) in the Shares. The Shares when issued and paid for as provided herein will be fully-paid and non-assessable.

     (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement and the fulfillment of the terms of this Agreement have been duly authorized by all necessary corporate action and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any contract, indenture, mortgage, loan agreement, deed, trust, note, lease, sublease, voting agreement, voting trust or other instrument or agreement to which the Company is a party or by which it may be bound, or to which any of the property or assets of the Company is subject, and will not trigger anti-dilution rights or other rights to acquire additional equity securities of the Company, nor will such action result in any violation of the provisions of the articles of association of the Company or any applicable statute, law, rule, regulation, ordinance, decision, directive or order.

     (d) For the three (3) years preceding the date hereof, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the "COMMISSION DOCUMENTS"). The Company has delivered or made available to the Investors true and complete copies of the Commission Documents filed with the Commission since January 1, 2002 and prior to the Closing Date. The Company has not provided to the Investors any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. The Form 20-F for the year ended December 31, 2003, as amended, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and the said Form 20-F did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission applicable thereto or other applicable rules and regulations with respect thereto. Such financial statements have been prepared, for a period prior to January 1 2004, in accordance with Israeli generally accepted accounting principles ("GAAP"), and, for the period following January 1, 2004, in accordance with US GAAP, applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, not material in amount).

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     (e) The Company meets the eligibility requirements for the use of Form F-3 for the registration of securities in a transaction involving secondary offerings.

     (f) The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the issuance of the Shares to the Investors and transfer of the EZchip Shares, as contemplated by this Agreement.

     (g) Capitalization.

          (i) The authorized share capital of the Company consists of 30,000,000 Ordinary Shares.

          (ii) As of the date hereof, the issued and outstanding capital stock of the Company consists of 10,626,285 Ordinary Shares. The issued and outstanding Ordinary Shares of the Company have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of and are not otherwise subject to any preemptive or other similar rights.

          (iii) The Company has reserved 972,539Ordinary Shares for issuance upon the exercise of warrants granted to certain entities, and share options granted or available for future grant under the Company's employee incentive share option plans.

With the exception of the foregoing, and the right of the preferred shareholders of EZchip to exchange their EZchip shares with Ordinary shares of the Company in accordance with the Exchange Right Agreement dated May 8, 2003, executed between the Company, Ezchip and such shareholders, there are no outstanding subscriptions, options, warrants, convertible or exchangeable securities or other rights granted to or by the Company to purchase Ordinary Shares or other securities of the Company and there are no commitments or arrangements to issue any Ordinary Shares or any security convertible into or exchangeable for Ordinary Shares.

     (h) Issuance, Sale and Delivery of the Shares.

          (i) The issuance of the Shares is not subject to preemptive or other similar rights or antidilution rights. Except as set forth in this Agreement, no further approval or authority of the shareholders or the Board of Directors of the Company will be required for the issuance and sale of the Shares to be sold by the Company as contemplated in this Agreement.

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          (ii) Neither the Company nor any of its subsidiaries or affiliates, nor any Person acting on its or their behalf, (x) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares, (y) has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the Securities Act or (z) has issued any Ordinary Shares or other securities or instruments convertible into, exchangeable for or otherwise entitling the holder thereof to acquire Ordinary Shares which would be integrated with the sale of the Shares to such Purchaser for purposes of the Securities Act or of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of The Nasdaq Stock Market, nor will the Company or any of its subsidiaries or affiliates take any action or steps that would require registration of any of the Shares under the Securities Act or cause the offering of the Shares to be integrated with other offerings. Assuming the accuracy of the representations and warranties of the Purchasers in Section 3.2 hereof, the offer and sale of the Shares by the Company to the Purchasers pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

     (i) NO MATERIAL CHANGE. Since December 31, 2004,

          (i) there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on the condition, financial or otherwise, or the earnings, assets or business affairs of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect");

          (ii) other than the transactions contemplated by this Agreement, there have been no transactions entered into by the Company other than those in the ordinary course of business which are material with respect to the Company;

          (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its share capital; and

          (iv) the Company has no new material contingent obligations.

     (j) TRANSFER TAXES. The Company shall be liable for, and shall pay when due, any transfer, gains, documentary, sales, use, registration, stamp, value added or other similar taxes (other than income taxes) payable by reason of the transactions contemplated by this Agreement or attributable to the initial sale to the Investors of the Shares.

     (k) MISCELLANEOUS

          (i) There is no litigation, judgment, or statute prohibiting the sale of the Shares to the Investors as such sale is contemplated pursuant to the terms of the Agreement;

          (ii) The Company's Ordinary Shares are listed on the Nasdaq Small Cap Market and the Company has not received a cease trading order from the Nasdaq Small Cap Market with respect to its securities; and

          (iii) The Company shall cause the issuance of the Shares to the Investors pursuant to the terms of the Agreement.

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     ARTICLE III REGISTRATION AND ACCREDITED INVESTOR RIGHTS AND OBLIGATIONS

     SECTION 3.1 REGISTRATION STATEMENT.

     (a) FILING AND EFFECTIVENESS. The Company will file as soon as commercially practicable after the Closing, and in any event no later than thirty (30) business days after the Closing Date, a Form F-3 (or if not eligible at such time to file Form F-3, a Form F-1) registration statement with the Commission (the "Registration Statement"), for the non-underwritten resale into the open market or in privately negotiated transactions of the Shares (the "Registrable Securities") by the Investors or by the limited or general partners of the Investors to whom the shares have been distributed. Once filed, the Company shall use best efforts to cause such Registration Statement registering the Registrable Securities to be declared effective within ninety (90) days from the filing Date. The Company will notify the Investors and its transfer agent of the effectiveness of the Registration Statement within three (3) Trading Days of such event.

     (b) EFFECTIVENESS PERIOD. The Company will maintain the Registration Statement effective under the Securities Act until the earlier of (i) the date that all of the Shares have been sold pursuant to such Registration Statement,
(ii) the date the Investors receive an opinion from counsel to the Company, which counsel shall be reasonably acceptable to the Investors, that the Shares may be sold under the provisions of Rule 144 without limitation as to volume, or
(iii) the date that all Shares have been otherwise transferred to persons who may trade such Shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such Shares not bearing a restrictive legend, or (iv) twenty-four (24) months from the Effective Date. Notwithstanding the foregoing, if the Company furnishes to the Investors a certificate signed by the President of the Company stating (x) that there shall have occurred any event, or there shall exist any circumstances, which would require the disclosure of material non-public information that the Company has a reasonable justification for keeping confidential, or (y) that there shall have occurred any event which makes any statement made in the Registration Statement, the Prospectus forming a part thereof, or any document incorporated therein by reference untrue or which requires the making of any changes in such Registration Statement, Prospectus or incorporated document so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, the Investors shall forthwith discontinue disposition of the Shares covered by such Registration Statement until such Investors shall be in receipt of written notice from the Company to the effect that use of the Registration Statement or Prospectus may be resumed and shall have been furnished copies of any amended or supplemented Registration Statement or Prospectus or incorporated documents, as the case may be. In the event that the Company shall furnish a certificate as contemplated by the previous sentence suspending the use of the Registration Statement or Prospectus, the time period referred to in clause (iv) of the first sentence of this subsection (b) shall be extended by the number of days during the period from and including the date of giving such notice to and including the date when the Investors shall have received the copies of the amended or supplemented Registration Statement or Prospectus or incorporated documents, as the case may be. The Company shall also give prompt notice to the Investors if disposition of the Shares covered by the Registration Statement is ordered to be discontinued for any reason by the Commission, Nasdaq or any other governmental authority, and in such event the time period referred to in clause (iv) of the first sentence of this subsection (b) shall be extended by the number of days during the period from and including the date such notice is given until the date that notice is given to the Investors to the effect that disposition of the Shares under the Registration Statement may resume.

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     (c) ADDITIONAL ACTIONS IN CONNECTION WITH THE REGISTRATION STATEMENT. In
addition to the foregoing, the Company shall:

          (i) promptly furnish to the Investors with respect to the Shares registered under the Registration Statement such reasonable number of copies of the Prospectus, including any supplements to or amendments of the Prospectus, and, upon request, the Preliminary Prospectus, in order to facilitate the public sale or other disposition of all or any of the Shares by the Investors;

          (ii) during the period when copies of the Prospectus are required to be delivered under the Securities Act or the Exchange Act, will file all documents required to be filed with the Commission pursuant to Section 13 or 15 of the Exchange Act within the time periods required by the Exchange Act and the rules and regulations promulgated thereunder;

          (iii) timely file documents required of the Company for customary state level securities law clearance in all states requiring such clearance;

          (iv) bear all expenses in connection with the procedures in this
     Section 3.1 and the registration of the Shares pursuant to the Registration Statement, but not including any fees and expenses of any advisers to the Investors or brokerage fees and commissions incurred by the Investors;

          ; and

          (v) provide Investors with a copy of the Registration Statement at least five (5) business days prior to filing such Registration Statement and to allow Investors' counsel to comment on and to approve any information in the Registration Statement relating to such Investor; PROVIDED, HOWEVER, that the five (5) day deadline and the 90 day deadlines in Section 3.1(a) shall be extended by the number of days past the fifth business day that the filing of such Registration Statement is delayed due to the rights of Investors' counsel to approve the aforementioned information in the Registration Statement.

     SECTION 3.2 INVESTORS REPRESENTATIONS.

     (a) EZCHIP SHARES. Each Investor represents and warrants that the EZchip Shares indicated next to its name on Exhibit A are fully-paid and non-assessable and are beneficially owned by it, free and clear of any and all liens, encumbrances, security interests and claims of any kind and nature, and no third party holds any right or interest (beneficial, voting or otherwise) in such EZchip Shares.

     (b) AUTHORITY. Each Investor represents and warrants that it has full power and authority to enter into and consummate the transactions contemplated by this Agreement, and the consent of no other party or entity is necessary for the consummation of the transactions contemplated herein other than as set forth herein.

     (c) BROKERS. Each Investor represents and warrants that it has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the issuance of the Shares to the Investors and transfer of the EZchip Shares, as contemplated by this Agreement.

     (d) INVESTOR STATUS DECLARATION. Each Investor represents and warrants that it is an Accredited Investor within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and each Investor represents and warrants that it understands that an investment in the Shares involves a high degree of risk, including a risk of total loss of such Investor's investment, that it has such knowledge and experience as to be capable of evaluating the merits and risks of its investment in the Shares.

     (e) PURCHASE ENTIRELY FOR OWN ACCOUNT. Each Investor represents and warrants that it is acquiring the Shares for investment and for Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution (other than to its general and limited partners) of any part thereof, and except as aforesaid Investor has no present intention of, or any arrangement or understanding with any other Persons with respect to, selling, granting any participation in, or otherwise distributing the same, PROVIDED that nothing in this section shall constitute an agreement by such Investor to hold or refrain from disposing of the Shares for any amount of time, except as set forth in Section 4.1, and PROVIDED, FURTHER, that any transfer, sale or other disposition of the Shares by such Investor shall comply in all respects with the requirements of the Securities Act and similar provisions of state law. Each Investor does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

     (f) RESTRICTED SECURITIES. Each Investor understands that the Shares have not been, and will not at the time of sale and issuance by the Company be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor's representations as expressed herein. Each Investor understands that the Shares are "restricted securities" under applicable U.S. federal and state securities laws and regulations, and that pursuant to these laws, such Investor must hold the Shares indefinitely unless the Shares are registered with the Commission and qualified by necessary state authorities or an exemption from such registration and qualification requirements is available. Each Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and requirements relating to the Company which are outside of such Investor control, and the Company agrees to comply with its obligations set forth herein and to otherwise use its reasonable best efforts to satisfy such requirements.

     (g) INFORMATION. Each Investor acknowledges that (i) it has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by such Investor; (ii) it has not relied upon any representations or other information (whether oral or written) other than as set forth in the representations and warranties of the Company contained herein and the Commission Documents, (iii) it has been afforded the opportunity to ask questions of , and receive answers from, the Company, all of which questions were answered to such Investor's satisfaction; (iv) it has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares; (v) it understands that it (and not the Company) shall be responsible for such Investor's own tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement; (vi) it has reviewed the Company's Annual Report on Form 20-F for the year ended December 31, 2003, and its Reports on Form 6-K filed since December 31, 2003, all as filed with the SEC; and (vii) it understands that an investment in the Company may be considered as a high-risk investment, and such Investor nevertheless has voluntarily agreed to consummate the investment.

     (h) DISCLOSURES TO THE COMPANY. Each Investor understands that the Company is relying on the statements contained herein to establish an exemption from registration under federal and state securities laws. Such Investor will promptly notify the Company of any changes in the information set forth in the Registration Statement regarding such Investor.

     SECTION 3.3 INDEMNIFICATION.

     (a) INDEMNIFICATION BY COMPANY. In the event of a registration of any Shares pursuant to this Article III, the Company will indemnify and hold harmless Investors and each officer, director, employee and agent of each of the foregoing, against any expenses, losses, claims, damages or liabilities, joint or several, to which Investors may become subject under the Securities Act, any state securities law or otherwise, including any of the foregoing incurred in settlement of any litigation, commenced or threatened, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, on the Effective Date thereof, in any registration statement under which such Shares are registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading; PROVIDED, HOWEVER, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, said preliminary prospectus or said prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished in writing to the Company by or on behalf of Investors specifically for use in the preparation thereof and, PROVIDED, FURTHER, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, said preliminary prospectus or said prospectus has been corrected in an amendment or supplement thereto and if, having previously been furnished by or on behalf of the Company with copies of the registration statement, preliminary prospectus or prospectus as amended or supplemented the Investors fail to deliver such amended or supplemented registration statement, preliminary prospectus or prospectus in connection with the sale of Shares to any person asserting such expense, loss, claim, damage or liability.

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     (b) INDEMNIFICATION BY INVESTORS. In the event of any registration of any
Shares under the Securities Act pursuant to this Article III, each Investor, severally and not jointly, will indemnify and hold harmless the Company, each officer of the Company who signs the registration statement, and each director of the Company against any and all such expenses, losses, claims, damages or liabilities referred to in the first paragraph of this Section 3.3, if the statement, alleged statement, omission or alleged omission in respect of which such expense, loss, claim, damage or liability is asserted was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Investor specifically for use in connection with the preparation of such registration statement, preliminary prospectus, prospectus, amendment or supplement; PROVIDED, HOWEVER, that the indemnity provided in this subsection shall not apply to amounts paid in settlement of any such expense, loss, claim, damage, liability or action if such settlement is effected without the consent of such Investor, which consent shall not be unreasonably withheld; and PROVIDED, FURTHER that the total amounts payable by an Investor under this subsection shall not exceed the net proceeds received by such Investor in the registered offering out of which such indemnity arises.

     (c) INDEMNIFICATION PROCEDURE. Each party entitled to indemnification under this Section 3.3 (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting thereon, PROVIDED that the Indemnified Party may participate in such defense at its own expense, and PROVIDED, FURTHER that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3.3 except to the extent such failure resulted in actual detriment to the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

                        ARTICLE IV ADDITIONAL COVENANTS

     SECTION 4.1 TRANSFER RESTRICTIONS.

     (a) Each Investor shall not sell or otherwise dispose of the LanOptics Shares held by it except as follows: (i) one-third of the LanOptics Shares may be sold or otherwise disposed of at any time following the Closing Date, (ii) an additional one-third of the LanOptics Shares may be sold or otherwise disposed of at any time beginning ninety (90) days after the Closing Date, and (iii) the remaining one-third of the LanOptics Shares may be sold or otherwise disposed of at any time beginning one hundred and eighty (180) days after the Closing Date. Notwithstanding the foregoing, until such time as the Registration Statement referred to in Section 3.1 is declared effective, the Investors shall not make any sales except to affiliated entities or QIBs under Rule 144A, or pursuant to an exemption from the registration requirements of the United States federal securities laws.

     (b) The Investors agree to the imprinting, so long as is required by this
Section 4.1, of the following legend (the "LEGEND") on any certificate evidencing Shares:

     THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR, REASONABLY ACCEPTABLE TO THE COMPANY, TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

     (c) Certificates evidencing the Shares shall not contain any legend (including the legend set forth in Section 4.1(a)) while a registration statement covering the resale of such security is effective under the Securities Act, or (ii) following any sale of such Shares pursuant to Rule 144, or (iii) if such Shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission).

     SECTION 4.2 The Company will use best efforts to list the Shares for trading on the Nasdaq system or any relevant market or system, if applicable.

                            ARTICLE V MISCELLANEOUS

     SECTION 5.1 FEES AND EXPENSES. Each party will pay its own fees and expenses related to the transactions contemplated by this Agreement

     SECTION 5.2 CONSENT TO JURISDICTION AND GOVERNING LAW. Each of the Company and Investors (i) hereby irrevocably submit to the exclusive jurisdiction of the appropriate courts in Tel Aviv, Israel for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and each of the Investors consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Israel, without giving effect to the choice of law provisions thereof.

     SECTION 5.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor Investors makes any representations, warranty, covenant or undertaking with respect to such matters. The parties hereto may not amend this Agreement or any rights or obligations hereunder without the prior written consent of the Company and Investors.

     SECTION 5.4 NOTICES. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of dispatch by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such dispatch, whichever shall first occur. The addresses for such communications shall be:


If to the Company:               LanOptics Ltd.
                                 1 Hatamar Street
                                 P.O.Box 527
                                 Yokneam 20692, Israel

                                 Tel. No.:  (972)-3-959 6666
                                 Fax No.:  (972)-3-959 4166
                                 Attention:


If to the Investors:             To the address and fax number indicated on
                                 Exhibit A hereof.


With a copy (which shall not
constitute notice) to:

     Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

     SECTION 5.5 WAIVERS. No provision of this Agreement may be waived other than by a written instrument signed by the party against whom enforcement of any such waiver is sought. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

     SECTION 5.6 HEADINGS. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

     SECTION 5.7 SUCCESSORS AND ASSIGNS. Investors may not assign this Agreement to any person without the prior consent of the Company, which consent will not be unreasonably withheld; PROVIDED, HOWEVER, that the Investors may assign this Agreement to an affiliate without the consent of the Company. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

     SECTION 5.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     SECTION 5.9 SEVERABILITY. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

     SECTION 5.10 FURTHER ASSURANCES. From and after the date of this Agreement, upon the request of the Investors or the Company, each of the Company and the Investors shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

     SECTION 5.11 "BLUE SKY" LAWS. In connection with the issuance of the Shares pursuant to this Agreement and any intended disposition of the Shares by the Investors pursuant to the Registration Statement referred to in Article III hereof, the Company will use its reasonable best efforts to register or qualify all Shares under such state, local or foreign securities or "blue sky" laws of such jurisdictions as the Investors shall reasonably request, and do any and all other acts and things that may be reasonably necessary to enable the sale of the Shares to the Investors or to consummate the disposition by the Investors of Shares pursuant to the Registration Statement; PROVIDED, HOWEVER, that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in respect of doing business in any such jurisdiction, or to consent to general service of process in any such jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


        LANOPTICS LTD.

        By: /S/ Eli Fruchter
        --------------------
        Name: Eli Fruchter
        ------------------
        Title: Director
        ---------------



INTERNATIONAL BUSINESS MACHINE
CORPORATION                                         DELTA CAPITAL LTD.

By: /S/ David Johnson                               By: /S/ David Pearlman
---------------------                               ----------------------
Name: David Johnson                                 Name: David Pearlman
-------------------                                 --------------------
Title: VP Corporate Develpoment                     Title: Authorized Signatory
-------------------------------                     ---------------------------



TAMAR TECHNOLOGY INVESTORS                          TAMAR TECHNOLOGY INVESTORS
(ISRAELI) L.P.                                      (DELAWARE) L.P.

By: /S/ Zohar Gilon                                 By: /S/ Zohar Gilon
-------------------                                 -------------------
Name: Zohar Gilon                                   Name: Zohar Gilon
-----------------                                   -----------------
Title: Managing Partner                             Title: Managing Partner
-----------------------                             -----------------------




    /S/ Menachem Abraham                            /S/ Nicholas John Lippis III
    --------------------                            ----------------------------
    Menachem Abraham                                Nicholas John Lippis III

                                    EXHIBIT A

          SCHEDULE OF INVESTORS AND NUMBER OF SHARES AND EZCHIP SHARES


                                        EZchip Shares
Investor                       (Fully diluted as converted)     LanOptics Shares
--------                       ----------------------------     ----------------

IBM                                        2,103,924                  586,383

TAMAR TECHNOLOGY INVESTORS                   817,319                  227,794

MENACHEM ABRAHAM                             550,000                  153,290

DELTA CAPITAL                                 70,000                   19,510

NICK LIPPIS                                   70,000                   19,510

TOTAL                                      3,611,243                1,006,486

                                    EXHIBIT B

The Exchange Ratio ("ER") shall reflect the number of Ordinary Shares of LanOptics received by each Investor for one share of EZchip, and may be expressed as the ratio between the number of the EZchip Shares on a fully diluted as converted basis of such Investor prior to the Closing and the Ordinary Shares of LanOptics obtained by such Investor following the Closing.

The formula for the calculation of the ER is expressed algebraically as follows (the "ER Formula"):

ER=N/(E*B)

WHERE:

   (1)        n =    N    -  N
                    ---
                    1-X



   (2)        X =  B
                  ---
                  A+B

AND:

A    -    LanOptics percentage holdings in EZchip on a fully diluted as converted basis as of the signing of this Agreement.

B    -    The percentage holdings in EZchip of the Investors on a fully diluted as converted basis as of the signing of this Agreement.

X    -    The percentage holdings in LanOptics of the Investors on a fully diluted basis following the Closing.

N    -    The aggregate number of shares of LanOptics on a fully diluted basis as of immediately prior to the PIPE transaction made by LanOptics on November 2004.

n    -    LanOptics newly issued shares to satisfy the purchase of LanOptics shares by the Investors at the Closing.

E    -    The aggregate number of shares of EZchip on a fully diluted as converted basis at the signing of this Agreement.

* Note: the aggregate number of shares of LanOptics - the parameter N in the formula above, is calculated as of November 2004 and does not take into consideration the shares of LanOptics issued in the PIPE transaction.